SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2006

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

13590 Ballantyne Corporate Place, Unit 325, Charlotte, North Carolina 28277

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 26, 2006, Chelsea Therapeutics International, Ltd. entered into an Exclusive License Agreement with Dainippon Sumitomo Pharma Co., Ltd., or DSP, for the development and commercialization rights to L-Threo DOPS, also known as L-DOPS or Droxidopa. Under the agreement, DSP grants Chelsea exclusive license and rights to develop and market Droxidopa and other formulations containing Droxidopa worldwide, excluding Japan, Korea, China and Taiwan. DSP will also supply Chelsea with, and Chelsea will purchase from DSP, all of Chelsea’s requirements of the drug substance of Droxidopa for clinical trials at a fixed price. Finally, DSP will supply, and Chelsea will purchase from DSP, Chelsea’s requirements of Droxidopa for commercial use on a cost-plus basis, unless Chelsea can obtain materials at a lower price which DSP chooses not to match, under which circumstances the royalty rate will be increased by 1.0%.

Within 60 days of executing the agreement, Chelsea will pay DSP consideration including a license fee of $100,000 cash and, subject to the execution of a subscription agreement, $250,000 worth of Chelsea common stock. Chelsea will pay DSP up to an additional total of $4,000,000 for achieving certain milestones, $2,500,000 of which is only payable at or after approval of a New Drug Application for Droxidopa by the U.S. FDA. DSP may elect to receive a portion of the milestone payments, if any are triggered, in Chelsea common stock. Chelsea will also pay DSP mid-single digit percentage royalties on net sales of Droxidopa and other formulations containing Droxidopa. Chelsea’s obligation to pay DSP royalties on sales in the United States, Canada and Mexico expires eight years after the first commercial sale in the United States. With respect to all other countries, Chelsea’s royalty obligations expire 11 years after the first commercial sale in any country of UK, France, Italy, Germany and Spain.

The term of the agreement began on May 26, 2006 and continues until the expiration of Chelsea’s royalty obligations. Either Chelsea or DSP can terminate the agreement prior to the expiration of the royalty term due to a material breach of a material obligation of the agreement by the other with a 60 day cure period. The agreement may also be terminated by either Chelsea or DSP within 30 days upon written notice that the other party has made an assignment for the benefit of creditors, becomes involved in receivership, bankruptcy or other insolvency or debtor relief proceedings. Chelsea may terminate the agreement at any time for its convenience upon 60 days written notice to DSP.

A copy of the press release announcing the Exclusive License Agreement is attached to this current report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The agreement itself will be filed with Chelsea’s Quarterly Report on

Form 10-Q for the quarter ending June 30, 2006.

Item 8.01. Other Events.

Chelsea issued a press release on May 30, 2006 announcing the Exclusive License Agreement that is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press release dated May 30, 2006 announcing the Exclusive License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Date: May 30, 2006	/s/ J. Nick Riehle
J. Nick Riehle, Chief Financial Officer